EXHIBIT 99.1
News
Release

Contact:	Robert Copple
972-665-1000
>For Immediate Release...
CINEMARK USA, INC. REPORTS RESULTS FOR THIRD QUARTER 2006
     Plano, TX, November 14, 2006 – Cinemark USA, Inc., one of the leaders in the motion picture exhibition industry, today reported results for the three and nine months ended September 30, 2006.
     Cinemark USA, Inc.’s revenues for the three months ended September 30, 2006 increased 12.4% to $288.0 million from $256.3 million for the three months ended September 30, 2005. The increase was primarily related to a 4.5% increase in attendance, a 5.2% increase in average ticket prices, a 7.4% increase in concession revenues per patron and a 41.4% increase in other revenues. The increase in other revenues is primarily the result of incremental screen advertising due to the Company’s participation in National CineMedia. Operating income for the three months ended September 30, 2006 was $34.7 million compared with operating income of $27.8 million for the three months ended September 30, 2005. Earnings before interest, taxes, depreciation, amortization and other non-cash expenditures (“Adjusted EBITDA”) for the three months ended September 30, 2006 increased to $61.9 million from $51.0 million for the three months ended September 30, 2005. The Company’s Adjusted EBITDA margin was 21.5% for the three months ended September 30, 2006. Net income for the three months ended September 30, 2006 was $14.3 million compared to net income of $10.6 million for the three months ended September 30, 2005.
     For the nine months ended September 30, 2006, revenues increased 11.0% to $829.1 million from $747.0 million for the nine months ended September 30, 2005. The increase was primarily related to a 4.0% increase in attendance, a 5.1% increase in average ticket prices, a 6.7% increase in concession revenues per patron and a 30.5% increase in other revenue due to National CineMedia screen advertising. The Company’s operating income for the nine months ended September 30, 2006 was $108.2 million compared with operating income of $89.0 million for the nine months ended September 30, 2005. Adjusted EBITDA for the nine months ended September 30, 2006 increased to $180.6 million from $152.5 million for the nine months ended September 30, 2005. The Company’s Adjusted EBITDA margin was 21.8% for the nine months ended September 30, 2006. Net income for the nine months ended September 30, 2006 was $50.6 million compared to net income of $37.2 million for the nine months ended September 30, 2005.
     Cinemark USA, Inc. continues to be a leader in the development of stadium seating multiplex theatres. During the nine months ended September 30, 2006, the Company opened 15 new theatres with a total of 154 screens and acquired one theatre with 12 screens in an exchange for one of our existing theatres. On September 30, 2006, the Company’s aggregate screen count was 3,413, with screens in the United States, Canada, Mexico, Argentina, Brazil, Chile, Ecuador, Peru, Honduras, El Salvador, Nicaragua, Costa Rica, Panama and Colombia. As of September 30, 2006, the Company had signed commitments to open six new theatres with 78 screens by the end of 2006 and open 12 new theatres with 138 screens subsequent to 2006.

     On October 5, 2006, the Company completed its acquisition of Century Theatres, Inc. (“Century”), a national theatre chain headquartered in San Rafael, California with approximately 79 theatres in 12 states, for a purchase price of approximately $681 million and the assumption of approximately $360 million of debt of Century.
     For Century’s fiscal year ended September 28, 2006, unaudited revenues, theatre level cash flow (“TLCF”), Adjusted EBITDA and operating income was approximately $516.0 million, $143.3 million, $122.1 million and $59.3 million, respectively. Proforma revenues, TLCF and Adjusted EBITDA of the combined companies, adjusted for approximately $7.0 million in projected general and administrative cost synergies, $3.0 million in operating cost savings and $22.0 million in projected incremental advertising revenues, are approximately $1,640.2 million, $463.0 million and $392.3 million, respectively. Additionally, as a result of the acquisition, Cinemark’s percentage ownership in National CineMedia is estimated to increase to approximately 25%.
     On October 12, 2006, National CineMedia filed a registration statement for a proposed initial public offering with the Securities and Exchange Commission. National CineMedia intends to distribute the net proceeds from the proposed initial public offering to its current owners, Regal Entertainment Group, AMC Entertainment, Inc. and the Company. There can be no guarantee that National CineMedia will complete the proposed initial public offering or that the Company will receive any proceeds.
     The following appears in accordance with the Private Securities Litigation Reform Act of 1995: This news release may contain forward-looking statements about the Company. Do not unduly rely on forward-looking statements, as they give our expectations about the future and are not guarantees. Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them to reflect changes that occur after that date.
     The Company, headquartered in Plano, TX, has a website at www.cinemark.com where customers can view showtimes and purchase tickets.

Cinemark USA, Inc.
Financial and Operating Summary
(unaudited, in thousands)

	Three months ended		Nine months ended
	September 30,		September 30,
	2006	2005	2006	2005
Statement of Income data:

Theatre revenues	$287,995	$256,300	$829,089	$747,008

Film rentals and advertising	95,759	86,262	275,005	253,511
Concession supplies	15,016	13,756	41,863	38,151
Facility lease expense	37,063	35,190	109,513	101,026
Other theatre operating expenses	62,983	57,542	179,926	166,129
General and administrative expenses	16,421	13,367	45,865	37,872
Depreciation, amortization and impairment of long-lived assets	24,681	21,283	65,784	59,430
Loss on sale of assets and other	1,395	1,070	2,938	1,908

Total costs and expenses	253,318	228,470	720,894	658,027

Operating Income	34,677	27,830	108,195	88,981
Interest expense (1)	12,935	11,711	37,993	34,610
Other income	(364)	(2,062)	(1,227)	(2,808)

Income before income taxes	22,106	18,181	71,429	57,179
Income taxes	7,844	7,538	20,875	20,016

Net income	$14,262	$10,643	$50,554	$37,163

Other Financial Data :
Adjusted EBITDA (4)	$61,863	$50,973	$180,606	$152,490
Adjusted EBITDA margin	21.5%	19.9%	21.8%	20.4%

Other Operating Data:
Domestic Attendance (patrons)	28,617	26,862	81,558	78,257
International Attendance (patrons)	16,445	16,265	46,929	45,269

Worldwide Attendance (patrons)	45,062	43,127	128,487	123,526

	As of	As of
	September 30,	December 31,
	2006	2005
Balance Sheet Data:
Cash and cash equivalents	$142,192	$182,180
Theatre properties and equipment, net	791,380	790,566
Total assets	1,070,778	1,097,740
Long-term debt, including current portion	605,998	620,277
Shareholder’s equity	287,852	251,172

Cinemark USA, Inc.
Reconciliation of Adjusted EBITDA
(unaudited, in thousands)

	Three months ended		Nine months ended
	September 30,		September 30,
	2006	2005	2006	2005
Net income	$14,262	$10,643	$50,554	$37,163
Income taxes	7,844	7,538	20,875	20,016
Interest expense (1)	12,935	11,711	37,993	34,610
Other income	(364)	(2,062)	(1,227)	(2,808)

Operating income	34,677	27,830	108,195	88,981
Add: Depreciation, amortization and impairment of long-lived assets	24,681	21,283	65,784	59,430
Add: Loss on sale of assets and other	1,395	1,070	2,938	1,908
Add: Amortized compensation — stock options (2)	716	—	2,148	—
Add: Deferred lease expenses (3)	394	790	1,541	2,171

Adjusted EBITDA (4)	$61,863	$50,973	$180,606	$152,490

(1)	Includes amortization of debt issue costs and excludes capitalized interest.

(2)	Non-cash expense included in general and administrative expenses.

(3)	Non-cash expense included in facility lease expense.

(4)	Adjusted EBITDA as calculated in the chart above represents net income before income taxes, interest expense, other income, depreciation, amortization and impairment of long-lived assets, loss on sale of assets and other, stock option compensation expense and changes in deferred lease expense. Adjusted EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net income or operating income as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with GAAP). Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. The calculation of Adjusted EBITDA is consistent with the definition of EBITDA in our senior subordinated notes indentures. We have included Adjusted EBITDA because we believe it provides management and investors with additional information to measure our performance and liquidity, estimate our value and evaluate our ability to service debt. In addition, we use Adjusted EBITDA for incentive compensation purposes.
Century Theatres, Inc.
Reconciliation of Adjusted EBITDA
Fiscal Year Ended September 28, 2006
(unaudited, in millions)

Operating income	$59.3
Add: Depreciation and amortization	48.4
Add: Change of control compensation expenses (5)	15.7
Add: Non -recurring executive expenses (5)	0.8
Less: Non-cash facility lease expenses	(2.1)

Adjusted EBITDA	$122.1
Other general and administrative expenses (5)	21.2

Theatre Level Cash Flow(6)	$143.3

(5)	Included in general and administrative expenses.

(6)	Theatre level cash flow in the chart above represents Adjusted EBITDA before general and administrative expenses.

For more information contact:
Robert Copple, Chief Financial Officer
(972) 665-1000